Exhibit 99.1

CONTACT:	Chris D. Sammons Vice President, Investor Relations & Corporate Communications 225.932.2546
THE SHAW GROUP REPORTS PRELIMINARY RESULTS
FOR FIRST QUARTER FISCAL 2007
•	Shaw delays consolidated results and filing of its Form 10-Q to complete accounting for its 20% investment in Westinghouse

•	Shaw reports record quarterly revenues of $1.27 billion

•	Record backlog of $9.5 billion at November 30, 2006

•	First quarter operating cash flow of nearly $135 million

•	Management conference call to discuss the preliminary results to be accessible on www.shawgrp.com at 9:00 a.m. Eastern Time, tomorrow
     Baton Rouge, Louisiana, January 9, 2007 — The Shaw Group Inc. (NYSE: SGR) today announced that it will delay reporting of it consolidated financial results and will file for a 5-day extension of time to file its quarterly report on Form 10-Q for the quarter ended November 30, 2006, to allow for the completion of accounting for certain aspects of its 20% equity investment in Westinghouse. Shaw expects to file its Form 10-Q within the 5-day extension period allowed by the Securities and Exchange Commission, and will provide a follow-up announcement of its consolidated results and a conference call to discuss the results when completed.
     Shaw confirmed today that excluding all income and expenses related to its investment in Westinghouse, including any interest, amortization, foreign exchange losses and taxes, it expects operating results to generally be in the range of its previous guidance for the quarter. Shaw expects earnings per share, giving effect to certain non-cash charges related to the investment in Westinghouse, to be substantially lower. We will release our consolidated financial statements once our accounting is complete.
     Management will discuss Shaw’s preliminary results, the filing delay and the nature of the Westinghouse accounting issues on a conference call scheduled for tomorrow, January 10, 2007, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be accessible on Shaw’s website at www.shawgrp.com. A replay of the call will also be available on the website after the call, as well as by dialing 1-800-633-8284, using access code 21322570.

     Shaw expects to report record revenues of $1,273.9 million for the quarter ended November 30, 2006, compared to $1,135.5 million in the prior year period. The current quarter included approximately $40 million of revenues from hurricane related activities, compared to approximately $300 million in the prior year quarter. For the first quarter of fiscal 2007, operating costs are expected to be $1,175.7 million, yielding $98.2 million of gross profit. After general and administrative expenses of $62.2 million, operating income is expected to be $36.0 million for the fiscal quarter ended November 30, 2006, compared to $53.7 million for the prior year period. Shaw expects net cash provided by operating activities for the first quarter of fiscal 2007 to be $134.8 compared to net cash used in operating activities of $112.3 in the prior year period, an improvement of over $247 million. The preliminary results reflected in this announcement could be revised in our Form 10-Q to reflect any changes determined to be necessary prior to the filing of the Form 10-Q.
     Shaw’s backlog at November 30, 2006, was a record $9.5 billion, up from $9.1 billion at August 31, 2006, not including the recently announced China nuclear projects. Approximately $4.7 billion, or 50%, of the backlog is expected to be converted during the next 12 months. Approximately $4.9 billion, or 51%, of the backlog is comprised of power industry sector projects for fossil fuel, nuclear and other power generating related business, and over $1.7 billion, or 18%, of the backlog is made up of the chemical industry projects. Over $2.8 billion, or 30%, of the backlog is in the environmental and infrastructure sector, primarily contracts with federal and other governmental agencies, including emergency response and hurricane disaster recovery, and commercial entities.
     Robert L. Belk, Executive Vice President and Chief Financial Officer of The Shaw Group Inc., said, “While we had expected to be able to complete our accounting and the reviews of our quarterly financial reports by the applicable filing requirement dates, the complexities associated with accounting for our investment in Westinghouse have delayed our reporting and we expect to file our quarterly report within the 5-day extension.”
     J.M. Bernhard, Jr., Chairman, President and Chief Executive Officer of The Shaw Group Inc., said, “We are very pleased with the strong revenues for the first quarter of fiscal 2007, especially in comparison to last year when first quarter revenues included $300 million of hurricane response work. Significant revenues are being generated in our power and chemicals business lines as we begin to ramp up activity on a number of major projects. These projects are expected to continue to contribute significantly to Shaw for the remainder of this fiscal year and beyond. In addition, we are very pleased with our strong operating cash flow of nearly $135 million.”
     Mr. Bernhard added, “For the first quarter, we again reported a record backlog of $9.5 billion, with approximately $4.7 billion expected to be converted in the next twelve months. In addition to projects already booked as backlog, we continue to work with clients on additional major potential projects that could add significantly to backlog over the next several quarters if contracts are awarded. Lastly, as we announced last month, our Shaw/Westinghouse consortium and the Westinghouse AP1000 technology has been selected for the first four nuclear reactors to kick off China’s highly published nuclear expansion program. This project is expected to get started in the near future and represents significant long-term potential for us.”
     Because of the significance of the Westinghouse acquisition to Shaw’s financial statements, Shaw was required to file an amended Current Report on Form 8-K with the Securities and Exchange Commission (SEC) by January 3, 2007, including the audited financial statements of Westinghouse for the fiscal years ended March 31, 2006 and 2005 and unaudited financial statements for its six months ended September 30, 2006. As a subsidiary of British Nuclear Fuels plc, Westinghouse maintained its accounting records under generally accepted accounting principles accepted in the United Kingdom. Further, Westinghouse did not obtain separate audits of its results for the periods required for Shaw’s Current Report on Form 8-K. These factors have caused delays in obtaining the information and reports needed to timely file the amended Form 8-K with the SEC. Shaw is required to file the amended Current Report on Form 8-K by January 18, 2007, or it will be in violation of certain debt covenants of its Bank Credit Facility, or Shaw must obtain a waiver under the Bank Credit Facility. Shaw believes it will be able to file the amended Form 8-K by January 18, 2007 or obtain the necessary waiver.
     The Shaw Group Inc. is a leading global provider of engineering, procurement, construction, technology, maintenance, fabrication, manufacturing, consulting, remediation, and facilities management services for government and private sector clients in the energy, chemical, environmental, infrastructure and emergency response markets. Headquartered in Baton Rouge, Louisiana, with nearly $5 billion in annual revenues, Shaw employs approximately 22,000 people at its offices and operations in North America, South America, Europe, the Middle East and the Asia-Pacific region. For further information, please visit Shaw’s website at www.shawgrp.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained herein that are not historical facts (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans,” or other similar expressions) and statements related to revenues, earnings, backlog, or other financial information or results are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and are subject to change based upon various factors. Should one or more of such risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. A description of some of the risks and uncertainties that could cause actual results to differ materially from such forward-looking statements can be found in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q reports, and on the Company’s web-site under the heading “Forward-Looking Statements”. These documents are also available from the Securities and Exchange Commission or from the Investor Relations department of Shaw. For more information on the company and announcements it makes from time to time on a regional basis visit our web site at www.shawgrp.com.
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REVENUE AND BACKLOG BY INDUSTRY SECTOR AND GEOGRAPHY
(Three Months Ended November 30, 2006)
Revenue by Industry Sector

	(In Millions)	Percentage
Environmental & Infrastructure	$375.8	29%
Energy	506.9	39
Chemical	350.2	28
Other Industries	41.0	4

Total	$1,273.9	100%

Revenue by Geography

	(In Millions)	Percentage
United States	$1,021.4	80%
Asia/Pacific Rim	47.5	4
Middle East	158.2	12
Canada	3.1	—
Europe	32.6	3
South America & Mexico	6.9	1
Other	4.2	—

Total	$1,273.9	100%

Backlog by Industry Sector

	(In Millions)	Percentage
Environmental & Infrastructure	$2,844.2	30%
Energy
Nuclear Power	1,528.3	16
Fossil Fuel	3,188.9	33
Other Power	172.8	2
Chemical	1,729.0	18
Other Industries	73.5	1

Total	$9,536.7	100%

Backlog by Geography

	(In Millions)	Percentage
Domestic	$7,947.5	83%
International	1,589.2	17

Total	$9,536.7	100%